Exhibit 10.3

RECEIPT FOR INVESTMENT AND PURCHASE AGREEMENT

1.

This Receipt for Investment and Purchase Agreement (“Agreement”) is made between CJT.JKV Oil Development, LLC (“The Assignor”), having an addresses at 6502 Bandera Road San Antonio, TX 78238 and 1465 S Ft. Harrison Ave Suite 205 Clearwater, FL 33756 and Future Energy Corp., a corporation organized under the laws of the State of Nevada and having an address at 840 – 23rd Street, St. George de Beauce, Quebec, Canada by its President, George Paquet (The Assignee).

2.

The Assignee agrees to purchase a 3.00% working interest in the Sesser Lease for the Purchase Price of Twenty Five Thousand Dollars ($25,000.00), (the “Purchase Price”) under the terms of this Agreement.

3.

Purchase Price. The Assignee shall pay and satisfy the purchase price (the “Purchase Price”) of US $25,000 to the Assignor on Closing.

4.

The “Closing Date” shall be December 8th, 2010. The completion of the Assignment of the Asset from the Assignor to the Assignee and the completion of the other ancillary transactions set out herein in accordance with the terms of this Agreement (the “Closing”) shall take place at 10:00 a.m. (Local time) on the Closing Date at the offices of the Assignee at the above address, or at such other time and/or place as the Parties mutually agree.

5.

The working interest to be purchased shall be in the Sesser Lease (“The Lease), consisting of a 3.00% working interest in one currently drilled well. Sesser Lease well identified as Sesser #1, 500 Acres operator Tim Cooksey, operator number, 3964 Tim Cooksey Oil, LLC located on the following described lands (“The Asset”):

(a)

Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter. (Sec. 20 T5S, R2E). Permit number 060787.

(b)

The lease net revenue interest in the Sesser #1A is 80%, and the net revenue interest, resulting in a NRI for The Assignee in the wells as follows:

6.

Lease Name / Wells Sesser lease #1A. Assignments are filed in the Franklin County Court House. Tim Cooksey promises to file said assignments and issue Division Orders for said well.

7.

The authorized work includes drilling, testing and completion of one well on the Sesser Lease to a total depth of 3,800 +/- to check the St. Louis formations, for Hydro Carbons to be abstracted and sold.

8.

The Assignee represents that The Assignee is a sophisticated oil and gas investor. The Assignee is willing and able to purchase a 3.00% working interest in the above well, and that The Assignee has a substantial net worth far in excess of the investment and there was NO general solicitation advertising to The Assignee.

9.

 Assignor represents and covenants that:

(a)

Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; and

(b)

Assignor has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignor and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)

The further representations and warranties in Appendix B are true to the best of its knowledge

10.

Representations of Assignee: The Assignee hereby represents and covenants that:

(a)

The Assignee has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignee and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

11.

The purchase price shall be allocated as follows:

12.

For a 3.00% working interest in the Sesser Lease / Well #1A (“The Asset”) – Sum: Twenty Five Thousand Dollars ($25,000.00).

13.

The Assignee acknowledges there is a limited market for re-sale of such oil and gas interests, and that investments in oil and gas are inherently risky, and that there are no guarantees or promises of the return or timing of the return on the investment.

14.

The Assignee acknowledges that The Assignee has personally talked with the operator of the Sesser Lease, that the operator has answered all questions and information sought by The Assignee, and that the operator has fully disclosed all material facts known to The Assignee.

15.

The Assignee agrees that The Asset being purchased is located in Franklin County, Illinois, and that the laws of the State of Illinois shall apply to any issue relating to this agreement. All parties waive any right to trial by jury. The Circuit Court of Franklin County, Illinois, shall be the exclusive forum for determining any rights or liabilities in connection with this Agreement or any issue in the transaction.

16.

The Assignee agrees to abide by the Operating Agreement between Cooksey Oil, LLC and CJT.JKV Oil Development, LLC. By singing Assignee acknowledges they have received and reviewed the Operating Agreement.

The Assignee:

Signature: /s/ George Paquet

Printed Name: George Paquet

Address: 840-23rd Street, St. George de Beauce, Quebec, Canada

Date: ______________________________

CJT.JKV Oil Development, LLC

/s/ Jeff Villines

Jeff Villines – President

Date: 12/17/2010

Appendix B

Representations of Assignor. The Assignor hereby represents and covenants that:

(a)

The Assignor has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignor and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)

none of the execution, delivery and performance of this Agreement, or the consummation of the Assignment will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, or result in the creation of any material lien, claim, security interest, charge or encumbrance upon the Asset;

(c)

The Assignor’s title to the Asset as of the Closing shall be Defensible Title as defined below and the conveyance of title to the Asset shall be without warranty of title other than against the claims of third parties claiming the same or any part thereof by, through and under the Assignor. As used in this Agreement, the terms “Defensible Title” shall mean as to the Asset:

(i)

is filed of record and free from reasonable doubt such that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all the facts and their legal effect, would be willing to accept the same; and

(ii)

is free and clear of all liens, encumbrances, obligations or defects which are of record prior to Closing; and

(iii)

that such Asset is free and clear of all liens, encumbrances, obligations or defects;

(d)

To the actual knowledge of the Assignor, there are no claims, actions, suits or proceedings pending or threatened against the Assignor which, if determined adversely to Assignor, would have a material adverse affect on the Assets or which would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement;

(e)

To the actual knowledge of the Assignor, all material ad valorem, production, severance, excise, and similar taxes and assessments based upon or measured by the ownership of or the production of hydrocarbons from the Asset which have become due and payable have been properly paid or are being challenged in good faith by the Assignor, all applicable tax returns have been filed, and the Assignor knows of no claim by any applicable taxing authority against the Assignor in connection with the payment of such taxes;

(f)

All required notices in respect of consents to assignment relating to the Assignment of the Assets as contemplated in this Agreement shall be prepared by the Assignee for execution by the Assignor on forms customarily used in the industry and shall be furnished to the Assignee at Closing. The Assignor shall use its best efforts to cause such consents to be obtained and delivered on or before Closing. The Assignor shall cooperate with the Assignee in seeking to obtain such consents and preferential rights;

(g)

To the actual knowledge of the Assignor:

(i)

the Asset is in compliance in all material respects with all Environmental Laws (as defined herein) and all orders or requirements of any court or federal, state, or local governmental authority, and possess and are in compliance with all required permits, licenses, or similar authorizations;

(ii)

the Asset and related operations are not subject to any existing or threatened suit, investigation, or proceeding related to any obligation under any applicable environmental laws; and

(iii)

there is no liability (contingent or otherwise) in connection with the release or threatened release into the environment of any Hazardous Substance (as defined below) as a result of or in connection with such Assets or the operations related thereto.

As used in this Agreement, the term “Environmental Laws” shall mean any and all laws, regulations, ordinances and judicial interpretations pertaining the prevention, abatement or elimination of pollution or to the protection of public health or the environment that are in effect in all jurisdictions in which any of the Assets or related operations are located or conducted, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Act and the Clean Air Act and the term “Hazardous Substance” shall have the meaning described under Section 101 of CERCLA at 42 U.S.C. Section 9601(14), except that it shall also include petroleum, natural gas, natural gas liquids, nitrous oxide, carbon monoxide and sulphur oxide;

(h)

To the actual knowledge of the Assignor, the Lease is in full force and effect and are valid and existing documents covering the entire estates which they purport to cover; all royalties, rentals and other payments due under the Lease which is the responsibility of the Assignor to pay have been fully, properly and timely paid; no party to the Lease is in breach of any provision thereof; no such breach has been alleged by any lessor; and

(i)

To the Assignor’s knowledge, the Assignor has all material governmental licenses and permits necessary or appropriate to proceed with drilling the wells contemplated, and the current operator of record has all the requisite licenses and permits to operate and that they are in full force and effect.

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